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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Symmetry Medical Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 22, 2008

To our stockholders:

        You are cordially invited to attend the Annual Meeting of Symmetry Medical Inc. The information for the meeting is as follows:

TIME	8:00 a.m. EDT May 22, 2008
PLACE	Residence Inn 181 Faunce Corner Road North Dartmouth, Massachusetts Phone: 508-984-5858; Fax: 508-742-0261
ITEMS OF BUSINESS	(1) To elect two Class III Directors for a three-year term.
(2) To ratify the appointment of Ernst & Young, LLP as our independent auditors for the fiscal year ending January 3, 2009.
(3) To conduct other business properly raised before the meeting and any adjournment or postponement of the meeting.
RECORD DATE	You may vote if you were a stockholder of record on April 11, 2008.
2007 ANNUAL REPORT	Our 2007 Annual Report to Stockholders, which is not a part of this proxy soliciting material, is enclosed.
PROXY VOTING	You will be able to vote two ways:
(1) Mark, sign, date and return your proxy card in the enclosed envelope.
(2) Vote in person at the meeting.
You may always revoke your proxy before it is voted at the meeting by following the instructions in the accompanying proxy statement.

/s/ BRIAN S. MOORE President & Chief Executive Officer

April 25, 2008

SYMMETRY MEDICAL INC. 3724 North State Road 15 Warsaw, IN 46582 Telephone: (574) 267-8700 2008 PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS To be Held on May 22, 2008 Voting Information

        Purpose.    We are providing you with these proxy materials in connection with the solicitation of proxies by our Board of Directors, to be voted at our 2008 Annual Meeting of Stockholders and at any postponement or adjournment thereof. We will hold the meeting on May 22, 2008, beginning at 8:00 a.m. EDT, at the Residence Inn, 181 Faunce Corner Road, North Dartmouth, Massachusetts 02747.

        We started mailing this proxy statement and the enclosed proxy card beginning on or about April 29, 2008. We are soliciting proxies from all of our stockholders to give all stockholders an opportunity to vote on matters to be presented at the meeting, even if they do not attend in person. In the following pages of this proxy statement, you will find information on matters to be voted on at the meeting or at any adjournment or postponement of the meeting. This Notice of Annual Meeting and proxy statement, the proxy and our 2007 Annual Report to Stockholders are also available on our Web site at www.symmetrymedical.com under the heading "Investor Relations" then "2008 Proxy Online". However, other than our proxy statement and form of proxy, no other information on our Web site is to be considered a part of our proxy soliciting materials.

        Who Can Vote.    You are entitled to notice of, and to vote at, the Annual Meeting if you were a stockholder of record at the close of business on April 11, 2008. If your shares of common stock are registered in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder of record. If your shares are held in the name of a broker, custodian, bank, or other holder of record, that person is the stockholder of record and you are considered the "beneficial" owner. If you are not present in person at the Annual Meeting, your shares can be voted only if represented by a valid proxy, as described below under "Voting of Shares."

        Shares Outstanding.    On April 11, 2008, there were 35,467,154 shares of common stock outstanding. A list of stockholders entitled to vote at the meeting is available at our corporate headquarters and will also be available at the meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

        Voting of Shares.    We realize that most of our stockholders will probably not be able to attend the meeting in person. However, it is very important that your shares be represented by proxy. This is because we can only take action at the Annual Meeting, with respect to a particular matter, if on the record date a quorum, or majority, of the total number of shares of common stock outstanding and entitled to vote on that matter is present, in person or by proxy. Therefore, we are asking for your proxy to authorize the persons named in the proxy to be present and to vote your shares at the Annual Meeting in accordance with your instructions.

        For purposes of determining whether a quorum is present, shares voted FOR, AGAINST, WITHOLD or ABSTAIN, as well as broker "non-votes" count as shares that are present, although they will not count in determining total votes actually cast on a particular matter. A broker non-vote on a particular proposal occurs if and when a person holding shares for another beneficial owner, such as a broker, custodian, bank, or other holder of record, does not vote on that proposal because that person does not have discretionary voting power to vote on that proposal and has not received instructions on how to vote from the beneficial owner. On certain matters that are "routine" (such as the election of directors and the proposal to ratify the appointment of Ernst & Young, LLP as our independent auditors, assuming that no contest arises with respect to these matters) such brokerage firms have discretionary authority to vote shares for which their customers have not provided voting instructions. Only routine matters are being voted on at this year's Annual Meeting.

        You may vote by mail in the traditional manner by marking, signing, dating and returning your enclosed proxy card (if your shares are registered directly in your name) or voting card (if your shares are registered in the name of your broker or bank) in the enclosed envelope.

        Voting by mail will not limit your right to vote in person at the meeting if you decide to attend the meeting.

        If you are a beneficial owner and your shares are held in the name of a broker, custodian, bank, or other holder of record, you will need to obtain, and should receive in the ordinary course of business from that broker, bank or other holder of record, a proxy, executed in your favor from that record holder, authorizing you to vote those shares at the Annual Meeting.

        If you properly complete and sign your proxy card and mail it in the enclosed, prepaid and addressed envelope, your "proxy"—that is, the persons named in your proxy card—will vote your shares as you have directed. If you do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

        If you are the record holder (your shares of common stock are registered in your name with our transfer agent, Computershare Trust Company, N.A):

  •
  FOR the election of the director nominees.

  •
  FOR the ratification of the appointment of Ernst & Young, LLP as independent auditors.

        If you are a beneficial owner (your shares are held in the name of a broker, custodian, bank, or other holder of record):

  •
  FOR the election of the director nominees.

  •
  FOR the ratification of the appointment of Ernst & Young, LLP as independent auditors.

        If any other matters are properly presented for consideration at the Annual Meeting, including consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting hereunder will have the discretion to vote on those matters according to their best judgment to the same extent as the person granting the proxy. At the date this proxy statement was printed, we did not anticipate that any other matters would be raised at the Annual Meeting.

        You may revoke your proxy at any time before it is voted at the meeting in one of three ways:

  •
  Notify our Corporate Secretary in writing before the meeting that you wish to revoke your proxy.

  •
  Submit another proxy with a later date.

  •
  Vote in person at the meeting.

        Required Vote.    So long as a quorum is present, the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the meeting is needed to approve the appointment of Ernst & Young, LLP as independent auditors for the year 2008 and to vote on any other matters that may properly come before the Annual Meeting. Director nominees receiving the greatest number of votes will be elected as directors.

        Electronic Access to Proxy Materials and Annual Reports.    This proxy statement and the 2007 Annual Report to Stockholders are available on our Web site at www.symmetrymedical.com under the heading "Investor Relations" then "2008 Proxy Online".

        Cost of Preparing, Mailing and Soliciting Proxies.    We will pay all of the costs of preparing, printing and mailing this proxy statement and of soliciting these proxies. We will ask brokers, custodians, banks, or other holders of record, to forward the proxy materials and our 2007 Annual Report to Stockholders to the persons who were our beneficial owners on the record date. We will also reimburse such brokers, custodians, banks and other holders of record for their expenses incurred in sending proxies and proxy materials to our beneficial owners.

        In addition, proxies may be solicited on our behalf in person, by telephone, or otherwise by our officers, directors and employees.

        Annual Report.    We are including in this mailing a copy of our 2007 Annual Report to Stockholders, including our financial statements for the required period ended December 29, 2007. The 2007 Annual Report to Stockholders includes audited restated financial statements for the years ended December 31, 2005 and December 30, 2006 as well as restated financial information for each of the four quarterly periods in fiscal 2006 and the first two quarterly periods in fiscal 2007. The 2007 Annual Report to Stockholders also includes a restatement of selected financial data for fiscal years ended January 3, 2004, January 1, 2005, December 31, 2005 and December 30, 2006. The 2007 Annual Report to Stockholders is not a part of this proxy statement.

        Voting Results.    We will publish the voting results on our Web site at www.symmetrymedical.com, at "Investor Relations" then "2008 Proxy Online" following the Annual Meeting, as well as in our Form 10-Q for the second quarter of 2008, which we will file with the Securities and Exchange Commission ("SEC").

        Investor Relations Department.    You may contact our Investor Relations Department in one of four ways:

  •
  Write to Symmetry Medical Inc., at
  3724 North State Road 15
  Warsaw, IN 46582.

  •
  Fax to Fred L. Hite at (574) 267-4551.

  •
  E-mail to fredhite@symmetrymedical.com.

  •
  Telephone Fred L. Hite at (574) 267-8700.

        Director Communications.    Stockholders and other interested parties who wish to communicate with individual directors or the entire Board may do so by sending a communication, marked "Director Communications," to our corporate offices, 3724 North State Road 15, Warsaw, Indiana 46582. If addressed to individual directors, the communication will be forwarded, unopened to the Chairperson of the Governance and Nominating Committee for review and appropriate dissemination.

Governance of the Company

        Our business, property and affairs are managed by, or are under the direction of our Board of Directors, pursuant to Delaware's Business Corporation Law and our bylaws. Members of the Board are kept informed of our business and of business and industry developments through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them by management or otherwise obtained, and through participation in meetings of the Board and its Committees.

        Pursuant to our bylaws, the Board of Directors on January 4, 2008 increased the number of director positions from five to seven and appointed two new independent directors to fill the new positions. The Board believes that seven members is an appropriate size for the Board at this time. We have three classes of directors and each class is to be as equal as possible in number. One class is to be elected at each Annual Meeting of the Stockholders, at the discretion of the Board. Currently, there are three Class I directorships, two Class II directorships and two Class III directorships. As of the date of this proxy statement, there are no vacancies.

        The Board has adopted a set of Corporate Governance Guidelines that address the role, function, composition and responsibilities of the Board and the various Committees of the Board. You can find a copy of these Corporate Governance Guidelines on our Web site, at www.symmetrymedical.com, or by writing to Fred L. Hite, Senior Vice President, Chief Financial Officer and Secretary at Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582 and requesting a copy. As the operation of the Board and its Committees is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. We will keep these policies and our governance practices current, as may be required by the Sarbanes-Oxley Act of 2002 and any rule changes prescribed by the SEC or the New York Stock Exchange ("NYSE").

        During March 2008, the Company became a member of the National Association of Corporate Directors ("NACD"). The Board of Directors authorized, recommended and encourages each Board member and the Company CFO to attend one NACD education course every two years. Each attendee is limited to $10,000 per course for travel and fees and must gain approval by the Chairman of the Board before attending.

        Committees and Meetings of the Board of Directors.    During 2007, the Board of Directors had four Committees: the Audit Committee, the Compensation and Organizational Committee, the Governance and Nominating Committee and the Finance and Systems Committee. The Audit Committee is responsible for providing independent and objective oversight of our accounting functions and internal controls and monitoring the objectivity of our financial statements. The Compensation and Organizational Committee assists the Board in addressing matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans. The Governance and Nominating Committee assists the Board by identifying individuals qualified to become members of the Board consistent with criteria set by the Board and developing corporate governance principles. The Finance and Systems Committee is responsible for reviewing budgetary, finance and information systems matters.

        The Audit Committee, Governance and Nominating Committee, and the Compensation and Organizational Committee have each adopted charters that govern their respective authority, responsibilities and operation. Each Committee, along with the Board of Directors, has reviewed the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and NYSE regarding corporate governance policies and processes and listing standards. In conformity with the requirement of such rules and listing standards, we have adopted our Corporate Governance Guidelines, and we have adopted written charters for the Audit Committee, the Compensation and Organizational Committee, and the Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics (which applies to directors, officers (including our Chief Executive Officer, Chief Financial Officer and Corporate Controller) and employees). The Code of Business Conduct and Ethics, the

Corporate Governance Guidelines, and the charters of the Audit Committee, Governance and Nominating Committee, and the Compensation and Organizational Committee are available on our Web site at www.symmetrymedical.com. Stockholders may request a copy of this information by writing to Fred L. Hite, Senior Vice President, Chief Financial Officer and Corporate Secretary at Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582 and requesting a copy. Any waivers of, or changes to, our Code of Business Conduct and Ethics that apply to our executive officers, directors, or persons performing similar functions, will be promptly disclosed on our Web site in the "Investor Relations" then "Corporate Governance" section, as required by the SEC and the NYSE.

        As of the date of this proxy statement, based upon the information submitted by each of its directors, the Board has made a determination that a majority of our current Board is independent as that term is defined by the NYSE listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the "Exchange Act"), are "non-employee directors" (within the meaning of amended Rule 16b-3 under the Exchange Act) and are "outside directors" within the meaning of Section 162(m) of the Code and Treasury Regulations Sections 1.162- 27(e)(3). As of the date of this proxy statement, all of our Committees consist solely of independent directors.

        Our Board of Directors also regularly makes an affirmative determination that all such "independence" standards have been and continue to be met by the independent directors and members of each of our Committees, including a determination that none of such directors has a material relationship with our Company (either directly or indirectly as a partner, stockholder or officer of an entity that has a material relationship with our Company). The Board at least annually makes an affirmative determination of such independence compliance, and has done so with respect to the year 2007. The Board has similarly made an affirmative determination of independence with respect to members of the Audit Committee, under the special Audit Committee independence criteria. For 2008, all of the non-management directors meet all independence criteria, and 86% of our Board will meet the requirements of independence.

        The Board of Directors approved a "Related Party Transaction" policy on March 12, 2007. This policy covers all transactions with related parties and requires approval of any related party transactions or material amendments thereto by the Audit Committee.

        The Board of Directors held nine meetings in 2007, six in person and three telephonically. All of the directors attended at least 75% of the meetings of the Board of Directors and of the various Committees on which they served during 2007. Each member of the Board of Directors who served as of May 3, 2007, the date of last year's Annual Meeting of Stockholders, attended the stockholders' meeting.

        The members of each Committee, and the chair of each Committee, are appointed annually by the Board.

        The Audit Committee.    The Audit Committee is responsible for providing independent and objective oversight of our accounting functions and internal controls and monitoring the objectivity of our financial statements. The Committee assists in the Board's oversight of (1) the integrity of our financial statements, (2) compliance with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, and (4) the performance of our internal audit function and independent auditors. In performing these functions, the Committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and independent auditors, including our disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations;" to monitor the adequacy of financial disclosure in its other filings; to retain and terminate our independent auditors and exercise the Committee's sole authority to review and approve all audit engagement fees and terms and approve in advance the nature, extent, and cost of all non-audit services provided by independent auditors; and

to review annual reports from the independent auditors regarding their internal quality control procedures.

        The Committee members are Francis T. Nusspickel, Stephen B. Oresman and James S. Burns. Francis T. Nusspickel serves as the Chairman of the Committee. Each member of the Committee is independent as defined in Rule 303A of the NYSE listing standards. The Board has determined that each member meets the financial literacy qualifications of the NYSE listing standards and each is an "Audit Committee financial expert" as such term is defined in the Sarbanes-Oxley Act and related SEC regulations. The Audit Committee held thirteen meetings in 2007, five in person and eight telephonically.

        Compensation and Organizational Committee.    The Compensation and Organizational Committee assists the Board in addressing matters relating to the fair and competitive compensation of our executives officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans as well as the organizational effectiveness and succession planning of the Company. The Committee's principal responsibilities include: (1) reviewing key employee compensation policies, plans and programs; (2) reviewing and approving the compensation of our executive officers; (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers; (4) reviewing and consulting with the Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters; (5) administering stock plans and other incentive compensation plans; and (6) preparing the Compensation Discussion and Analysis for inclusion in our proxy statement.

        The members of the Committee are Frank Turner, Francis T. Nusspickel and Stephen B. Oresman. Frank Turner serves as the Chairman of the Committee. Each of the current Compensation and Organizational Committee Members are independent. The Committee met four times during 2007, all in person.

        Governance and Nominating Committee.    The Governance and Nominating Committee assists the Board by identifying individuals qualified to become members of the Board consistent with criteria set by the Board and developing corporate governance principles. The Committee's responsibilities include: (1) evaluating the composition, size and governance of the Board and its Committees and making recommendations regarding future planning and the appointment of directors to Committees; (2) establishing a policy for considering stockholder nominees for election to the Board of Directors; (3) recommending ways to enhance communications and relations with our stockholders; (4) evaluating and recommending candidates for election to our Board of Directors; (5) overseeing our Board of Directors' performance and self-evaluation process and developing continuing education programs for our directors; (6) reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes; and (7) reviewing and monitoring compliance with our Code of Business Conduct and Ethics and our insider trading policy.

        Annually, the Governance and Nominating Committee reviews the qualifications and backgrounds of the Directors, as well as the overall composition of the Board, and recommends to the full Board of Directors individuals to be nominated for election at the Annual Meeting of Stockholders. Nominations to the Board may also be submitted to the Governance and Nominating Committee by our stockholders. The nominations put forth by stockholders will be given the same due consideration as nominations by the Committee. The Chairman of the Governance and Nominating Committee, acting on behalf of the full Board, extends the formal invitation to become a member of the Board of Directors. The Committee also has the discretion, from time to time, to hire a professional search firm to identify potential candidates. If and when the Board determines the need for new or replacement Directors, it will seek candidates that are interested in serving and who will devote the time necessary to understand the importance of Corporate Governance. The Board will seek candidates possessing specific skills and experience that may be desirable to supplement the experience of those directors then serving on the Board.

        The members of the Committee are Stephen B. Oresman, Frank Turner and James S. Burns. Stephen B. Oresman serves as Chairman of the Committee. Each of the current Governance and Nominating Committee members are independent. The Committee held six meetings in 2007, five in person and one telephonically.

        Finance and Systems Committee.    The Finance and Systems Committee assists the Board through oversight of budgetary, finance and information systems matters. The Committee's responsibilities include: (1) reviewing our financial and fiscal affairs; (2) making recommendations to the Board regarding annual budget, capital expenditures, dividends, financing and fiscal policies; (3) reviewing the financial impacts of major transactions as related to mergers, acquisitions, reorganizations and divestitures; (4) providing oversight for information technology security and risk; and (5) reviewing systems, processes, organizational structure and people responsible for the finance and system functions.

        The members of the Committee are James S. Burns, Stephen B. Oresman, and Francis T. Nusspickel. James S. Burns serves as Chairman of the Committee. Each of the current Finance and Systems Committee members are independent. The Committee met four times during 2007, all in person.

        Executive Sessions.    In accordance with the our bylaws and Corporate Governance Charter, Frank Turner, Chairman of the Board and an independent director, will preside over all executive sessions of the non-management directors. Mr. Turner can be contacted as follows:

  Frank Turner
  Tamarind 46 Main Street
  Kings Newton, Derbyshire, DE13 1BX
  fturner@symmetrymedical.com
  Phone: 011-44-7899-061-736

        Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC initial reports of beneficial ownership of our common stock and other equity securities, as well as reports of changes in beneficial ownership. These individuals are required to provide us with a copy of their required Section 16(a) reports as and when they are filed. Based on our records and information furnished to us by our executive officers and directors, we believe that all SEC filing requirements applicable to our directors and executive officers with respect to 2007 were met.

        Stockholder Proposals for 2009.    Any stockholder satisfying the requirements of the SEC's Rule 14a-8 and wishing to submit a proposal to be included in the proxy statement for the 2009 Annual Meeting of Stockholders must submit the proposal in writing to our Secretary, at 3724 North State Road 15, Warsaw, IN 46582, on or before December 22, 2008.

        In addition, any stockholder who has not submitted a timely proposal for inclusion in next year's proxy statement but still wishes to make a proposal at next year's Annual Meeting must deliver written notice to our Secretary at the address indicated above not less than 90 days prior to the date of the anniversary of the previous year's Annual Meeting; provided, however, that in the event the Annual Meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be received no later than the later of the close of business 90 days prior to such Annual Meeting or the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made. Therefore, assuming that the 2009 Annual Meeting is not advanced by more than 30 days nor delayed by more than 60 days from the anniversary date of the 2008 Annual Meeting, appropriate notice of nominations, or other matters that stockholders wish to present at an Annual Meeting of Stockholders, would need to be provided to the Secretary at the address indicated above no later than February 23, 2009.

        Our bylaws also specify requirements relating to the content of the notice which stockholders must provide to the Secretary for any matter, including a stockholder nomination for director, to be properly presented at a stockholder meeting. A copy of the full text of our bylaws is on file with the SEC.

Information on Directors and Executive Officers

DIRECTORS OF THE REGISTRANT

        Set forth below are the name, age, position and a brief account of the business experience of each of our directors as of April 11, 2008.

Director	Age	Position
Frank Turner	64	Director, Chairman of the Board
James S. Burns	61	Director
John S. Krelle	56	Director
Brian S. Moore	62	President, Chief Executive Officer and Director
Francis T. Nusspickel	67	Director
Stephen B. Oresman	75	Director
Craig B. Reynolds	59	Director

        Information on our executive officers is disclosed in Item 1 of our Annual Report on Form 10-K.

Class III Directors (Terms Expire in 2008)

        BRIAN S. MOORE has been President, Chief Executive Officer and a director since our acquisition of Mettis (UK) Limited ("Mettis") in June 2003. From April 1999 to June 2003, Mr. Moore served as the Chief Executive Officer of Mettis Group Limited, the parent company of Mettis. From April 1994 to March 1999, Mr. Moore held various positions with EIS Group plc, including Chairman of the Aircraft and Precision Engineering Division, and from 1987 to 1999, Mr. Moore served as Chief Executive Officer of AB Precision (Poole) Limited. Prior thereto, Mr. Moore served in various management positions at Vanderhoff plc, Land Rover Vehicles, Bass Brewing and Prudential Insurance, and as the Financial Director for a subsidiary of GEC Ltd. (UK). Mr. Moore has qualified as a Graduate Mechanical Engineer by the Institution of Mechanical Engineers (the qualifying body for mechanical engineers in the UK) and as an Accountant with the UK Chartered Institute of Management Accountants.

        FRANCIS T. NUSSPICKEL has served as a director and member of the Board's Audit Committees since the completion of our initial public offering in December 2004. Mr. Nusspickel is the current chairman of the Audit Committee. Mr. Nusspickel also served as a member of the Governance and Nominating Committee from 2004 through 2006, at which time he resigned to accept positions on the Compensation and Organizational and Finance and Systems Committees. Mr. Nusspickel is a retired audit partner of Arthur Andersen LLP. Mr. Nusspickel spent the majority of his 35 years of public accounting expertise in Arthur Andersen's Transportation Industry Group and was the worldwide Industry Head for the Ocean Shipping Segment. Mr. Nusspickel is a certified public accountant and from 2004 to 2007 served as Chairman of the Professional Ethics Committee of the New York State Society of Certified Public Accountants. Mr. Nusspickel was a former member of the Council of the American Institute of Certified Public Accountants and a former President of the New York State Society of Certified Public Accountants. Mr. Nusspickel serves as a director for Tsakos Energy Navigation Limited. Mr. Nusspickel received his B.B.A. from Manhattan College.

Class I Directors (Terms Expire in 2009)

        FRANK TURNER has served as Chairman of the Board since April, 2006. Mr. Turner has been a director since August 2003 and is chairman of the Board's Compensation and Organizational Committee. Since July 19, 2005, Mr. Turner has served as a member of the Governance and Nominating Committee. Mr. Turner served as Chief Executive Officer of British Midland Aviation Services Limited from 1996 to 1999 as well as a Director of British Midland plc from 1997 to 1999. He served as Managing Director of Lucas Aerospace Limited as well as a Director of Lucas Industries plc from 1992 to 1995. Prior thereto, Mr. Turner spent 33 years at Rolls-Royce plc during which he was a main board member responsible for its Commercial Engine Business from 1987 to 1991. Mr. Turner was formally the Chairman of the Mettis Group, Aero Inventory plc and SRTechnics Holding. Mr. Turner currently serves as Chairman of the Board of Potenza Enterprises Ltd., which provides corporate support through non-executive and advisory board roles. He also serves as Chairman for Potenza Group and Potenza Sports Cars Ltd., as Chairman of Oxford Aviation Academy Ltd., as Chairman of GTM Cars, Ltd., as a Director for Aero Inventory plc, and as an advisor on the aerospace and aviation industry to 3i plc and Star Capital Partners. Over the past 18 years, Mr. Turner has sat on the Boards of Directors of 16 companies, including among others, Rolls-Royce Inc., Rolls-Royce plc, Allied Steel & Wire plc, Apollo Metals Ltd, Cooper Rolls Inc., International Aero Engines AG, Mott MacDonald Ltd, British Regional Airlines Ltd and Wagon plc. He received his BSc(hons) in mechanical and production engineering from the University of Salford in the United Kingdom and his business education from the International Executive Program at Columbia University USA.

        JOHN S. KRELLE has served as a director since January 4, 2008. Since 2005 Mr. Krelle has served as President, Chief Executive Officer and a member of the board of directors of FzioMed Inc., a privately held company based in California, specializing in the manufacture and commercialization of medical biomaterials. Prior to his tenure at FzioMed, Mr. Krelle worked in the medical device and pharmaceutical industries for almost thirty years in positions of increasing scope and complexity. From 1987 to 2003 he served in various senior capacities for Zimmer Holdings, running major business units on three continents. Mr. Krelle was head of Spine, Trauma and Business Development at the time of Zimmer's acquisition of Swiss company Centerpulse, which made Zimmer the largest pure play orthopaedic company in the world. Prior to that, he spent five years managing businesses outside the US including Asia, Canada and Latin America. While directing Asia and Japan operations, Mr. Krelle established a new subsidiary in Shanghai, China as well as other geographical expansion throughout the region, to capitalize on the explosive growth of orthopaedics in the area. During this period, Mr. Krelle also served as a member of the Board of Directors of Zimmer K.K. and played major roles in the spin-out from Bristol Myers Squibb and the subsequent Zimmer public offering on the NYSE in 2001. Prior experience at Zimmer included acting as the Vice President of Global Knee marketing. Mr. Krelle joined Zimmer from German pharmaceutical company Schering AG where he was responsible for UK sales and marketing. Mr Krelle earned a B.A. in mechanical engineering at Swindon Technical College while working in the British automobile industry and an M.B.A. at Sussex University, U.K.

        STEPHEN B. ORESMAN has served as a director and member of the Board's Audit and Compensation and Organizational Committee since the completion of our initial public offering in December 2004. Since July 19, 2005, Mr. Oresman has served as Chairman of the Governance and Nominating Committee. Since April 27, 2006, Mr. Oresman has served as a member of the Finance and Systems Committee. Since 1991, Mr. Oresman has served as President of Saltash, Ltd., a management consulting firm. From 1988 to 1991, he was a partner and Vice President of The Canaan Group consulting firm. Mr. Oresman's early career included ten years in the manufacturing sector, including Bausch & Lomb, Inc. and Interlake Steel Corp. Subsequently, Mr. Oresman joined Booz Allen Hamilton, Inc., where he served various positions, including Managing Officer of the firm's Eastern Region and Chairman of Booz Allen Hamilton International. Mr. Oresman later joined BBDO

International as President of the firm's independent marketing companies. While continuing his consulting practice, Mr. Oresman also served periods as Chief Executive Officer and then Chairman of the Board for Technology Solutions Company where he was a long time director. Mr. Oresman received his B.A. from Amherst College and his M.B.A. from the Harvard Business School.

Class II Directors (Term Expires in 2010)

        JAMES S. BURNS has served as a director and member of the Audit Committee, Governance and Nominating Committee and the Finance and Systems Committee since the 2006 Annual Meeting of Stockholders. Mr. Burns currently serves as chairman of the Finance and Systems Committee. Mr. Burns has been President and Chief Executive Officer of EntreMed, Inc. since June 2004 and a director since September 2004. From 2001 to 2003, Mr. Burns was a co-founder and served as President and as Executive Vice President of MedPointe, Inc., a specialty pharmaceutical company that develops, markets and sells branded prescription pharmaceuticals. From 2000 to 2001, he served as a founder and Managing Director of MedPointe Capital Partners, a private equity firm that led a leveraged buyout of a NYSE company to form MedPointe Pharmaceuticals. From 1993 to 1999, Mr. Burns served as a founder, Chairman, President and CEO of Osiris Therapeutics, Inc., a publicly held biotech company developing therapeutic stem cell products for the regeneration of damaged or diseased tissue. From 1986 to 1992, he was Vice Chairman of HealthCare Investment Corporation and a founding General Partner of Healthcare Ventures L.P., a venture capital partnership specializing in forming companies built around new pharmaceutical and biotechnology products. From 1981 to 1986, Mr. Burns served as Group President and as Vice President of the Laboratory Products Group at Becton Dickinson and Company, a multinational medical device company. Previously, he was a Vice President and Partner at Booz Allen & Hamilton, Inc., an international consulting firm. Mr. Burns is Chairman of the Executive Committee of the International BioResources Group and the American Type Culture Collection (ATCC), and a Director of Vermillion, Inc. He earned his B.S. and M.S. degrees in biological sciences from the University of Illinois and an M.B.A. degree from DePaul University.

        CRAIG B. REYNOLDS has served as a director since January 4, 2008. Mr. Reynolds is currently the Chief Operating Officer of Philips Home Healthcare Solutions (formerly Respironics, Inc.), a company that develops, manufactures and markets medical devices worldwide. The product lines of Philips Home Healthcare Solutions include sleep medicine therapeutics and diagnostic equipment, intensive care ventilation and patient monitoring and respiratory drug delivery systems. Mr. Reynolds has been with Respironics, Inc. since 1998. From 1993 to 1998, Mr. Reynolds was with Healthdyne Inc., a medical device company, serving for five years as Chief Executive Officer and board member. Mr. Reynolds earned his B.S. in industrial management from the Georgia Institute of Technology and his M.B.A. from Georgia State University.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth information known to us regarding beneficial ownership of our Common Stock, as of the Record Date, by each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group. Information in the table is derived from SEC filings made by such people under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by us.

	Beneficial Ownership as of April 11, 2008(1)
Name	Current Beneficial Holdings	Shares Subject to Options	Total	Percent Owned
Named Executive Officers(2)
Brian S. Moore	65,000	178,481	243,481	*
Fred L. Hite	24,750	49,310	74,060	*
D. Darin Martin	32,757	—	32,757	*
Michael W. Curtis	21,537	—	21,537	*
John Hynes(3)	—	—	—	*
Richard J. Senior(4)	—	—	—	*
Other Directors & Nominees
Frank Turner(5)	32,633	—	32,633	*
James S. Burns(6)	8,400	—	8,400	*
John S. Krelle(7)	3,700		3,700	*
Francis T. Nusspickel(8)	10,067	—	10,067	*
Stephen B. Oresman(8)	10,067	—	10,067	*
Craig B. Reynolds(7)	3,700		3,700	*
Directors & Executive Officers as a Group	212,611	227,791	440,402	1.2%

*
Less than one percent; assumes the exercise of all vested options.

(1)
Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from April 11, 2008 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.

(2)
Andrew Miclot, listed as a Named Executive Officer in our Form Def 14A filed March 20, 2007, is no longer a Named Executive Officer of our Company due to his resignation on April 11, 2007.

(3)
Joined the Company on October 17, 2007.

(4)
Resigned on January 14, 2008.

(5)
Consists of 22,566 shares beneficially owned by Potenza Enterprises Ltd. Mr. Turner is the chairman of Potenza Enterprises Ltd. Also consists of restricted shares: 1,667 issued in 2005; 1,000 issued in 2006; 3,700 issued in 2007 and 3,700 issued in 2008; all grants vest equally over three years.

(6)
Consists of restricted shares: 1,000 issued in 2006; 3,700 issued in 2007 and 3,700 issued in 2008. All grants vest equally over three years.

(7)
Consists of restricted shares issued in 2008 which vest equally over three years.

(8)
Consists of restricted shares: 1,667 issued in 2005; 1,000 issued in 2006; 3,700 issued in 2007 and 3,700 issued in 2008; all grants vest equally over three years.

Security Ownership of Certain Beneficial Owners

        The following table shows each person who, based upon their most recent filings with the Securities and Exchange Commission, beneficially owns more than 5% of our Common Stock as of April 11, 2008.

Name and address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Wellington Management Co., LLP(1) 75 State Street Boston, MA 02109	3,810,805	10.75%
Wells Fargo & Co.(2) 420 Montgomery Street San Francisco, CA 94163	3,085,499	8.71%
HWP Capital Partners II, LP.(3) c/o Haas Wheat & Partners, L.P. 300 Crescent Court, Suite 1700 Dallas, TX 75201	2,962,875	8.4%
American Century Companies, Inc.(4) 4500 Main Street, 9th Floor Kansas City, MO 64111	2,561,091	7.2%
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	2,066,604	5.83%
Daruma Asset Management, Inc.(5) 80 West 40th Street, 9th Floor New York, NY 10018	1,950,500	5.5%
Barclays Global Investors (Deutschland) AG Apianstrasse 6, D-85774 Unterfohring, Germany	1,882,304	5.31%
Independence Investments, LLC 160 Federal Street Boston, MA 02110	1,844,900	5.21%

(1)
Represents 3,148,815 shares over which it exercises shared voting power and 3,778,105 shares over which it exercises shared dispositive power.

(2)
Wells Fargo & Co.: Wells Capital Management Incorporated; Wells Fargo Funds Management, LLC; Peregrine Capital Management, Inc.; and Wells Fargo Bank, N.A.

(3)
HWP Capital Partners II, L.P., a Delaware limited partnership ("HWPCP"); HWP II, L.P., a Delaware limited partnership ("HWP II") and the sole general partner of HWPCP; HWP II, LLC, a Delaware limited liability company ("HWP II LLC") and the sole general partner of HWP II; and Robert B. Haas ("MR. HAAS"), managing member of HWP II LLC.

(4)
American Century Companies, Inc.; American Century Investment Management, Inc.; and American Century Capital Portfolios, Inc.

(5)
Mariko O. Gordon owns in excess of 50% of Daruma Asset Management, Inc. and may be deemed the beneficial owner.

Executive Compensation

Compensation Discussion and Analysis

        Table of Contents

Introduction and Objectives	13
Compensation Philosophy	15
Compensation Programs	16
Annual Salary	17
Annual Incentive Cash Bonuses	17
Long-Term Incentive Compensation	18
Stock Options	19
Performance Based Restricted Shares	19
Perquisites and Other Personal Benefits	19
Employment Agreements	19
Compensation Deductibility	22
Summary	22

Introduction and Objectives

        The Compensation and Organizational Committee (Committee) assists the Board in addressing matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans. The Compensation and Organizational Committee is composed of three independent non-executive directors, Frank Turner, Francis T. Nusspickel, and Stephen B. Oresman.

        The Committee met four times in 2007; each meeting included an executive session with only the non-management directors. The Committee also met on February 6, 2008 to finalize the 2007 bonuses and determine the 2008 base salary compensation amounts for the executive officers. All Committee members were present for the meeting.

        Two members of management, Chief Executive Officer, Brian S. Moore, and Chief Financial Officer, Fred L. Hite, attended the non-executive portions of each meeting. The agenda for each meeting was determined by the Committee members prior to the meeting. The Committee receives and reviews materials in advance of each meeting which include information that management believes will be helpful to the Committee as well as materials that the Committee specifically requested. Depending on the agenda for the particular meeting, these materials may include:

  •
  Financial reports;

  •
  Reports on levels of achievement of corporate performance objectives;

  •
  Tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any potential amounts payable to the executives pursuant to employment agreements, severance agreements and change of control provisions;

  •
  Wealth accumulation summaries which show the named executive officers' total accumulated stock and option holdings; and

  •
  Information regarding compensation of peer groups at companies identified by our outside compensation consultant or by management.

        The Committee's primary responsibilities consist of:

  •
  Review and approval of corporate goals and objectives relevant to the compensation of named executive officers, evaluation of the performance of the named executive officers in light of these goals and objectives and determination and approval of the compensation level of named executive officers based on that evaluation;

  •
  Evaluation and establishment of the incentive components of the CEO's compensation and related bonus awards, taking into account our performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, the services rendered by the CEO and the awards given to the CEO in past years;

  •
  Review and approval of the design of the compensation and benefit plans which pertain to Directors, the Chief Executive Officer and other senior executive officers who report directly to the Chief Executive Officer, including oversight of Rule 162(m) plans;

  •
  Administration of all plans entitled to the exemption under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, including stock options, restricted stock and deferred stock plans;

  •
  Approval of the material terms of all employment, severance and change-of-control agreements for named executive officers;

  •
  Recommendations to the Board regarding compensation of Board members, such as retainer, committee Chairman fees, stock options, restricted stock and other similar items as appropriate, and pursuant to our Corporate Governance Guidelines;

  •
  Oversight regarding our retirement, welfare and other benefit plans, policies and arrangements on an as needed basis;

  •
  Preparation of a compensation committee report on executive compensation to be included in our annual proxy statement or Annual Report on Form 10-K filed with the SEC; and

  •
  Review and discussion with management regarding the Compensation Discussion and Analysis required by the SEC Regulation S-K, Item 401, and based on such review and discussion, recommendation to the Board to include the Compensation Discussion and Analysis in our proxy statement or in our Annual Report on Form 10-K.

        The Committees' Charter reflects these responsibilities, and the Committee and the Board periodically review and revise the Charter. The Charter was last revised in the fall of 2006 to address the expanded responsibilities of the Compensation and Organizational Committee under the revised proxy regulations. The full text of the Compensation and Organizational Committee Charter is available on our Web site at www.symmetrymedical.com.

        Our executive management supports the Committee in its work by preliminarily determining compensation increases for executive officers, administering our retirement, welfare and other benefit plans and providing data to the Committee for analysis.

        Our Committee has discretionary authority under its charter to engage the services of outside consultants and advisors, as it deems necessary or appropriate in the discharge of its duties and responsibilities. The Committee has budgetary authority to authorize and pay for the services of outside consultants who report directly to the Committee.

        The use of outside compensation consultants allows the Committee to evaluate compensation data and plan design information from national surveys and other public companies, including companies we consider to be our peers. The Compensation and Organizational Committee has, in the past, utilized the services of Mercer Human Resources Consulting ("Mercer"), a compensation consulting company, to assist in evaluating both the executive and director compensation programs. When utilized, Mercer is engaged directly by the Compensation and Organizational Committee and its findings are reported directly to the Committee.

        Most recently, the Committee engaged Mercer to complete a review of its compensation programs for key management executives in late 2005 and early 2007, and the non-executive directors in early 2006 by comparing compensation levels to competitive market pay data using both survey and competitive peer group data sources. These reports were updated internally in October 2007. Additionally, Mercer conducted a stock option dilution analysis of our Company and the peer groups, by analyzing current stock option overhang rates of each company and the three-year historical run-rates of each company. All of the decisions with respect to our executive compensation are made by the Compensation and Organizational Committee alone and may reflect factors and considerations other than, or that may differ from, the information and recommendations provided by management or Mercer.

Our Compensation Philosophy

        The Compensation and Organizational Committee is in place to address matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to our retirement, welfare, and other benefit plans. The Committee, composed entirely of independent directors, is guided by three principal goals and objectives: (1) in order to allow us to attract and retain talent, our salaries should be in the range with the level of salaries paid to companies that are considered peers and for those with whom we compete for talent; (2) annual incentive bonuses should be directly related to our financial results produced during the year; and (3) long-term compensation in the form of restricted shares and stock options should be directly linked to Company performance and enhancement of stockholder value.

        The Committee believes that executive compensation should be aligned with the values, objectives and financial performance of the Company. The Committee wants to motivate our officers and key employees to achieve the Company's goals of providing our stockholders with a competitive return on their investments, while at the same time producing high quality products. Our compensation program is designed to attract and retain highly qualified individuals who are capable of making significant contributions to our long-term success, promote a performance oriented environment that encourages Company and individual achievement, reward executive officers for long-term strategic management and enhance stockholder value.

        The Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis and that such compensation should assist us in attracting and retaining key executives critical to its long-term success. Symmetry Medical is headquartered in Warsaw, Indiana, which is frequently referred to as the "Orthopedics Capital of the World." Because of the number of customers and competitors in the immediate Warsaw, Indiana area, it is important that our compensation program be competitive to allow us to continue to attract and retain all levels of employees.

        Annually, compensation is initially determined by the CEO for each executive (excluding the CEO), consisting of base salary, annual cash incentive bonus, and long-term incentive compensation, which is then provided to the Committee for review and approval. Any decision to materially increase compensation is based upon the factors listed above, taking into account all forms of compensation, as well as individual achievement of performance goals. These goals include revenue, profit and cash generation targets as well as specific management tasks. Decisions regarding the CEO's compensation are made by the Committee in executive session and reflect the same considerations as used for the other named executive officers. The Committee then submits its decisions regarding compensation for the CEO to the other independent Directors of the Board for ratification. The compensation policy is consistent for each executive, with the exception of the annual incentive bonus, which is tailored to the executive's specific area of influence. For example, sales executives have a higher percentage of their bonus weighted on growth while finance executives may have more of their bonus weighted on the generation of cash. If performance objectives are not attained, annual incentive bonuses will not typically be paid. Refer to the table on page 18 for the specific metrics of compensation contingent on performance.

        The Committee believes that the executive officers' total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate, business segment and individual performance goals. The Committee also believes that a significant amount of pay for executive officers should be comprised of long-term, at-risk pay to align management interests with those of stockholders. The total compensation package should enhance our ability to attract, retain and develop exceptionally knowledgeable and experienced executives upon whom our successful operation and management depends.

Our Compensation Programs

        The total compensation program for our executive officers consists of the following elements:

  •
  Annual salary

  •
  Annual incentive bonuses

  •
  Long-term incentive compensation

  •
  Perquisites and other personal benefits

        It is our Committee's intent that our salaries, annual incentive bonuses and long-term incentive award values be targeted at a level approaching the median of competitive market pay practices.

        To establish total compensation for our executive officers, the Committee compares our executive officers' compensation against comparative company pay practices and also considers recommendations from the Chief Executive Officer regarding those executives reporting directly to him. Our management team provides the Committee with historical and prospective breakdowns of the total compensation components for each executive officer.

        At the Committee's meeting on February 6, 2008, the Committee finalized the 2007 annual incentive bonuses and determined the 2008 base salary compensation amounts for the named executive officers. At this meeting, the Committee reviewed wealth accumulation summaries and tally sheets for each named executive officer in determining appropriate compensation levels.

        To ensure our compensation programs are at proper levels, the Committee compares our compensation practices and levels of pay to an industry peer group. Companies were selected based upon the following criteria:

  •
  Similar size with executive positions similar in breadth, complexity and scope of responsibility;

  •
  International operations; and

  •
  In the medical field or competitors for executive talent.

        For 2007, our peer group consisted of the following nine companies: Resmed, Inc., Mentor Corporation, Cantel Medical Corporation, Datascope Corporation, Greatbatch Inc., Integra Medical Corporation, Kyphon Inc., Thoratec Corporation, and Wright Medical Group Inc. The analysis was discussed at the Committee's October 24, 2007 meeting and again at the February 6, 2008 meeting. Results of the analysis were used to assist the Committee in determining the 2007 bonus and 2008 base compensation amounts for our executives.

        In addition to the market-based data, the Committee ensures compensation is aligned with our values, objectives and financial performance, as described above.

        Our compensation focuses heavily upon cash compensation. We utilize various non-cash compensation programs, specifically performance based restricted stock and stock options, within our compensation philosophy. Based upon our internal analysis of competitive pay practices, our base salary compensation, in aggregate, is approximately 91% of the median value of our peers while our long-term incentive compensation, in aggregate, is approximately 53% of the median value of our peers. Our total direct compensation, in aggregate, is approximately 80% of the median value of our peers.

        The Committee has been working to ensure that over time our compensation becomes more consistent with the industry peer group. In general, the Committee believes total compensation should be between 75% and 100% of the median value of our peer group. Total compensation is calculated by combining base salary, expected bonus at budget plus an estimated value of a possible grant of performance based restricted stock to get a total estimated compensation. The 75% to 100% of the median value range was chosen as the range that the Committee believes will bring us in line with our industry peer group, thus allowing us to attract and retain talent. In 2007, the Committee increased the total compensation for Brian S. Moore and Fred L. Hite to a level they estimated would approximate 80% of the median total compensation of the Company's peer group. In 2008, the Committee once again increased the total compensation for Brian S. Moore and Fred L. Hite. Based on the recommended actions, both the CEO and the CFO would approximate 83% of the median total compensation of our peer group.

        The Committee reviews its current compensation programs annually in conjunction with its determination of the compensation for the coming year.

Annual Salary

        The 2007 base salaries of our executive officers are shown in the "Salary" column of the Summary Compensation Table of our proxy statement. Salaries for executive officers are reviewed on an annual basis, as well as at the time of a promotion or other changes in responsibilities.

        Base compensation is targeted at the approximate median of compensation paid to executives with similar levels of experience in order to ensure that we can attract and retain appropriate levels of executive talent. Individual executives may be paid at levels higher or lower than this target pay positioning at the discretion of the Committee. The base salaries of our executive officers were established by the Committee and approved by the Board of Directors after considering compensation salary trends, overall level of responsibilities, total performance and compensation levels for comparable positions in the market for executive talent.

        As discussed above, our base salary compensation appears to be approximately 91% of the median value of our peer group based upon our internal analysis. The Committee has utilized this information, as well as suggestions from management, in determining annual salary increases.

Annual Incentive Cash Bonuses

        The objective of the annual incentive cash bonus plan is to provide executives with a competitive total cash compensation opportunity relative to market practices while aligning rewards with short-term financial and individual performance results which the Committee believes will help achieve our goals of providing our stockholders with a competitive return on their investments over the long term.

        Annual incentive awards are determined as a percentage of each executive officer's base salary. Each Named Executive Officer could earn up to the following percentages of his base salary in 2007:

	Performance is between 15% below plan budget and plan budget					Performance is between plan budget and 10% above plan budget

					Bonus for achievement of tasks specified by Board
Name and Position	Sales	Net Operating Income	Cash	Total		Sales	Net Operating Income	Cash	Total	Maximum Possible Bonus

Brian S. Moore, President and Chief Executive Officer	—	50%		50%	20%	—	30%	—	30%	100%

Fred L. Hite, Senior Vice President, Chief Financial Officer and Secretary	—	35%	10%	45%	5%	—	20%	10%	30%	80%

D. Darin Martin, Senior Vice President, Quality Assurance/Regulatory Affairs, Compliance Officer	—	40%	—	40%	10%	—	30%	—	30%	80%

Michael W. Curtis, Chief Operating Officer, USA	—	20%	5%	25%	5%	—	15%	5%	20%	50%

John Hynes,(1) Chief Operating Officer, Europe

Richard J. Senior,(2) Senior Vice President and General Manager, Europe	—	15%	10%	25%	5%	—	10%	10%	20%	50%

(1)
Joined the Company on October 17, 2007. See also Summary Compensation Table.

(2)
Resigned on January 14, 2008.

        The Committee establishes the performance measures and other terms and conditions of awards for executive officers and has the authority to cancel or award an additional bonus amount at its discretion. The bonus plan is based on performance against the Board approved budget and uses Sales, Net Income and Operating Cash as the primary metrics. While the plan budget was not met for 2007, the Committee awarded discretionary task-related bonuses to Brian S. Moore based on his strong contribution and the strategic steps taken to improve our Company including establishing a Malaysia operation which is being expanded to meet the local Asian market, completing several strategic acquisitions and adding several key executives to the management team. Discretionary task-related bonuses were also granted to Fred L. Hite, Michael W. Curtis and D. Darin Martin based on their contributions and extra efforts during the 2007 fiscal year.

Long-Term Incentive Compensation

        The Committee believes that equity-based compensation ensures that our executive officers have a continuing stake in our long-term success. As such, the Committee has implemented, with Board and stockholder approval, two equity-based plans: the 2004 Equity Incentive Plan, covering our United States employees, and the Symmetry Medical Inc. UK Share Incentive Plan 2006, covering our United Kingdom employees.

        Our 2004 Equity Incentive Plan ("US Plan") provides for the opportunity to grant stock options and other equity-based incentive awards to officers, other key employees and non-employee directors to help align those individuals' interests with those of stockholders, to motivate executives to make strategic long-term decisions, and to better enable us to attract and retain capable directors and executive personnel. We have recently awarded more performance based restricted stock than stock options to minimize the financial impact given the expensing of stock options which started January 1, 2006.

        During 2007, award grants were determined by the Committee as a result of recommendations by the CEO based upon performance reviews.

        Any performance based restricted stock or stock options awarded are treated as ordinary income to the employee, who is responsible for the payment of any associated taxes upon vesting for restricted stock or exercise for options. We currently have no policy with regard to stock ownership guidelines for our executive officers or our directors, however, our Board of Directors is in the process of considering such a policy.

        Our UK Share Incentive Plan 2006 ("UK Plan") allows us to award eligible United Kingdom participants restricted stock based on certain performance allowances determined by the Board of Directors. The Plan also allows for the award of "matching shares" upon the purchase of Company stock. The 2006 Plan is independently administered by Computershare Investor Services plc ("Computershare") in the UK. Participants' contributions are made out of pre-tax income which results in the participants receiving a Tax and National Insurance benefit. The maximum number of shares that may be issued under the UK Plan is 300,000. Currently there are no participants under the UK Plan.

  (a)    Stock Options

        Stock options that have been granted are performance based stock options which vest in equal installments over four years if the budgeted EBITDA is achieved on a cumulative basis. At the time the grants were made, the timing of the grants and vesting period were determined based upon the results of a Mercer report, to allow our compensation program to become more consistent with competitive market practices. Award levels were determined based upon market data and vary among executives based upon their positions.

  (b)    Performance Based Restricted Shares

        Our internal compensation study indicates that our long term incentive compensation lags behind competitive market practices. Using the report, the Committee recommended, and the Board granted 135,000 performance based restricted shares to certain employees. These restricted shares were granted on May 3, 2007 and are subject to a three year vesting schedule if cumulative operating performance metrics for the Company are met or, if not, default to a seven year schedule. Notwithstanding, the Compensation Committee of the Board of Directors may, in its sole discretion, vest or accelerate vesting at any time.

Perquisites and Other Personal Benefits

        We provide named executive officers with perquisites and other benefits that we and the Committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other benefits provided to named executive officers.

        Certain named executive officers are provided use of company automobiles, country club memberships and a match of their 401k contributions, as described in more detail in the Summary Compensation Table.

Employment Agreements

        We currently have employment agreements with Brian S. Moore, Fred L. Hite and John Hynes. Richard J. Senior was also subject to an employment agreement prior to his departure in January 2008.

        In June 2003, we entered into an employment agreement with Brian S. Moore to serve as our President and Chief Executive Officer and a member of the Board of Directors until June 11, 2006. After June 11, 2006, the agreement is subject to one year automatic renewals until either party provides notice of non-renewal. Mr. Moore's current annual salary is $500,000, subject to annual review and potential increase by the Board. In addition, Mr. Moore is eligible to receive an annual cash bonus, based upon the satisfaction of certain performance criteria in accordance with terms of our 2004 Equity Incentive Plan. In 2006, the Board of Directors, in accordance with the agreement, increased his bonus to a potential 100% of his annual salary. If Mr. Moore's employment is terminated by us without "cause", defined as "(i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty, misappropriation or fraud that adversely affects us or any of our Subsidiaries or any of their customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing us or any of our Subsidiaries substantial public disgrace or disrepute or economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board, (iv) any act or omission aiding or abetting a competitor, supplier or customer of our Company or any of our Subsidiaries to the material disadvantage or detriment of us and our Subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct that adversely affects us or any of our Subsidiaries or (vi) any other material breach of this Agreement that is not cured by Mr. Moore within 30 days of written notification of any such material breach," or by Mr. Moore for "good reason", defined as "(i) any change in responsibilities, status, title or duties which represents a material reduction in his responsibilities, status, title or duties as in effect immediately prior thereto (which shall not include the hiring of subordinates to fill some of such duties or responsibilities) that is not cured by us within 30 days after Mr. Moore notifies the Board in writing of any such material reduction, or (ii) any material failure by us to comply with any of the material provisions of this Agreement that is not cured by us within 30 days after Mr. Moore provides written notification to the Board of any such material failure," during the employment term, then Mr. Moore will be entitled to continue to receive his base salary for twelve months after the date of such termination. He will also be entitled to receive a pro rata portion of his maximum performance bonus for the year in which such termination occurs (currently 100% of his base salary). Mr. Moore has agreed not to compete with the Company during the term of his employment and for twenty-four months following termination.

        In January 2004, we signed an offer letter with Fred L. Hite outlining the terms of employment as Chief Financial Officer commencing on March 1, 2004. Mr. Hite's current annual salary is $300,000, subject to annual review. In addition, Mr. Hite will receive an annual bonus, based upon the achievement of budget, of up to 80% of his annual salary. If Mr. Hite's employment terminates in the event of the sale of the Company, he will be entitled to continue to receive his base salary for twelve months after the date of such termination and he will be entitled to receive an average of any bonuses paid within the past twelve months.

        In October 2007, we entered into an employment agreement with John Hynes to serve as the Chief Operating Officer of Thornton Precision Components Ltd. for a continuous period, subject to twelve months prior notice of termination. If Mr. Hynes' employment is terminated by us with less than twelve months prior notice, Mr. Hynes is entitled to receive a payment equal to his base salary and benefits for twelve months. Mr. Hynes' current salary is £120,000 per year, subject to annual review in April of each year. In addition, Mr. Hynes is eligible to receive an annual cash bonus of up to 50% of his base salary, which amount will be determined by the Compensation and Organizational Committee. Mr. Hynes has agreed not to compete with the Company during the term of his employment and for twelve months following termination.

        Prior to his departure in January 2008, Richard J. Senior was subject to an employment agreement as the Managing Director of Thornton Precision Components Ltd. We entered into an employment agreement with Richard J. Senior in June 2003, for a continuous period, subject to twelve months prior notice of termination. Pursuant to his contract, Mr. Senior also served as the Senior Vice President and General Manager, Europe of Symmetry Medical Inc. In the event of termination by us with less than twelve months prior notice, Mr. Senior was entitled to receive a payment equal to his base salary and benefits for twelve months, or the unexpired portion of the notice period, if less. Mr. Senior's salary was £140,000 per year, subject to annual review in January of each year. In addition, Mr. Senior was eligible to receive an annual cash bonus of up to 50% of his base salary, which amount was determined by the Board. Mr. Senior agreed not to compete with the Company during the term of his employment and for six months following termination.

        On October 4, 2007, Mr. Senior was suspended with pay pending outcome of a review by the Audit Committee of apparent irregularities with respect to the Company's accounting policies and practices at its Sheffield, UK operating unit. The Company thereafter began the process required under UK law to discipline Mr. Senior, and on January 14, 2008, Mr. Senior tendered his resignation from the Company. Mr. Senior's employment agreement terminated in conjunction with his departure. The Company does not believe Mr. Senior is entitled to any further monies under his employment agreement. The Company is considering whether further action against Mr. Senior is appropriate.

        In general, the remaining named executive officers are not covered under a general severance plan and any severance benefits payable to them would be determined by the Compensation and Organizational Committee in its discretion.

        There is also a change of control provision within our Performance Based Restricted Stock Agreement that states all restricted stock will vest upon a change of control in accordance with the 2004 Equity Incentive Plan. Under the 2004 Equity Incentive Plan, a change in control is defined as: (1) an event in which any person or group secures more than 50% of the Company's outstanding shares; (2) replacing a majority of the directors within any two-year period; (3) any merger or consolidation resulting in the Company transferring more than 50% of the combined voting power; or (4) a liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

        According to the 2004 Equity Incentive Plan, if there is a Change in Control and a participant's employment or service as a director, officer, or employee of our Company or of a Subsidiary is terminated (1) by us without Cause, (2) by reason of the participant's death, disability, or retirement, or (3) by the participant for Good Reason, within twelve months after such Change in Control, any award carrying a right to exercise that was not previously vested and exercisable as of the time of the Change in Control, becomes immediately vested and exercisable, and remains so for up to 180 days after the date of termination. With respect to any outstanding performance awards, the Committee may, within its discretion, deem the performance goals and other conditions as having been met as of the date of the Change in Control.

Compensation Deductibility

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") imposes a limit on tax deductions for annual compensation in excess of $1.0 million paid by a corporation to its Chief Executive Officer and the other four most highly compensated executive officers. This provision excludes certain forms of "performance-based compensation," including stock options, from the compensation taken into account for purposes of that limit. The Compensation and Organizational Committee believes that our 2004 Executive Incentive Plan is "performance-based" within the meaning of that restriction. Nonetheless, the Compensation and Organizational Committee believes that, although it is desirable for executive compensation to be fully tax deductible, whenever in the Committee's judgment that would be consistent with the objectives pursuant to which the particular compensation is paid, we should compensate our executive officers fairly in accordance with our compensation philosophy, regardless of the anticipated tax treatment. The Compensation and Organizational Committee will from time to time continue to assess the impact of Section 162(m) of the Code on its compensation practices and will determine what further action, if any, may be appropriate in the future.

Summary

        It is the opinion of the Compensation and Organizational Committee that the executive compensation policies and programs in effect for our executive officers and directors provide an appropriate level of total compensation that properly aligns the Company's performance and interests of our stockholders with competitive executive compensation in a balanced and reasonable manner.

Summary Compensation Table

        The following table sets forth certain information with respect to the salaries, bonuses and other compensation we paid for services rendered in 2007 and 2006 for our Chief Executive Officer, Chief Financial Officer and our four other most highly compensated executive officers. The amounts shown include compensation for services rendered in all capacities.

Summary Compensation Table

Name	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (4) ($)	Total ($)

Brian S. Moore President and Chief Executive Officer	2007 2006	$430,000 $375,000	$60,000 $50,000	$120,075 $—	— —	— —	$16,200 $15,665	$626,275 $440,665

Fred L. Hite Senior Vice President and Chief Financial Officer	2007 2006	$250,000 $220,000	$60,000 $30,000	$48,030 $—	— —	— —	$17,400 $16,956	$375,430 $266,956

D. Darin Martin Senior Vice President, Quality Assurance/Regulatory Affairs and Compliance Officer	2007 2006	$165,000 $160,000	$50,000 $—	$20,013 $—	— —	— —	$15,860 $14,292	$250,873 $174,292

Michael W. Curtis Chief Operating Officer, USA	2007 2006	$210,000 $180,000	$60,000 $20,000	$40,025 $—	— —	— —	$4,553 $4,553	$314,578 $204,553

John Hynes(5) Senior Vice President and General Manager, Europe	2007 2006	$40,036 $—	$9,800 $—	$— $—	— —	— —	$6,803 $—	$56,639 $—

Richard J. Senior Senior Vice President and General Manager, Europe	2007 2006	$278,591 $246,867	$— $36,800	$20,013 $—	— —	— —	$37,820 $20,256	$336,423 $303,923

(1)
The salary amounts relate to cash only wages received on a regular basis.

(2)
The bonus amounts relate to a one-time cash payment received in addition to salary and are assumed earned by year end.

(3)
Non-equity incentive plan thresholds were not met in 2006 or 2007.

(4)
The other compensation amounts relate to perquisites. The perquisites provided to senior management in 2007 include the following:

•
Company Car—For total compensation purposes, for named executive officers, the incremental cost of personal use of a Company car has been valued at the cost of the annual lease and fuel, estimated at $13,200 for Brian S. Moore, $14,400 for Fred L. Hite, $12,080 for D. Darin Martin, $6,803 for John Hynes and $12,747 for Richard J. Senior.

•
401k Match—We provide a discretionary match of each employee's contribution to their 401k retirement account to a maximum of $3,000. We contributed $3,000 for Brian S. Moore, Fred L. Hite, D. Darin Martin and Michael W. Curtis in 2007.

•
Country club dues—$780 for D. Darin Martin and $1,553 for Michael W. Curtis, which reflects the actual cost of annual membership.

•
UK pension plan for Richard J. Senior in the amount of $25,073, equating to the Company's match of Mr. Senior's contribution, which was 9% of his 2007 salary. The UK pension plan is similar to a 401(k) defined contribution plan in the United States.

(5)
Joined the Company on October 17, 2007.

        The following table sets forth certain information with respect to each grant of an award made to our Chief Executive Officer, Chief Financial Officer and our four other most highly compensated executive officers in 2007.

Grants of Plan-Based Award

					Estimated Future Payouts Under Equity Incentive Plan Awards(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards; Number of Shares of Stock or Units	All Other Stock Awards; Number of Securities Underlying Options
								Exercise or Base Price of Option Awards
	Grant Date(1)
Name		Threshold	Target	Maximum	Target

Brian S. Moore	5/3/2007	—	—	—	30,000	—	—	—

Fred L. Hite	5/3/2007	—	—	—	12,000	—	—	—

D. Darin Martin	5/3/2007	—	—	—	5,000	—	—	—

Michael W. Curtis	5/3/2007	—	—	—	10,000	—	—	—

John Hynes(3)	—	—	—	—	—	—	—	—

Richard J. Senior(4)	5/3/2007	—	—	—	5,000	—	—	—

(1)
This date represents the date the restricted shares were granted.

(2)
These amounts represent the total shares issued on the given grant date. All shares, except for those granted to Richard J. Senior (see footnote 4 below), are subject to a three year vesting schedule if cumulative operating performance metrics for the Company are met or, if not, default to a seven year schedule. Notwithstanding, the Compensation Committee of the Board of Directors may, in its sole discretion, vest or accelerate vesting at any time.

(3)
Joined the Company on October 17, 2007.

(4)
Richard J. Senior resigned on January 14, 2008 at which time 100% of his Restricted Stock Awards were cancelled.

        The following table sets forth certain information with respect to unexercised options, stock that has not vested, and equity incentive plan awards for our Chief Executive Officer, Chief Financial Officer and our four other most highly compensated executive officers in 2007.

Outstanding Equity Awards at Fiscal Year-End

							Stock Awards
	Option Awards
									Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options	Options Exercise Price(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (4)	Market Value of Shares or Units of Stock That Have Not Vested (5)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested

Brian S. Moore	178,481	—	—	$3.0424	7/29/2013	65,000	$1,041,050	—	—

Fred L. Hite	49,310	—	—	$4.8300	3/1/2014	24,000	$376,920	—	—

D. Darin Martin	—	—	—	—	—	11,600	$184,300	—	—

Michael W. Curtis	—	—	—	—	—	19,700	$244,802	—	—

John Hynes(7)	—	—	—	—	—	—	—	—	—

Richard J. Senior(6)	—	—	—	—	—	10,200	$164,752	—	—

(1)
Shares represent the remaining, unexercised options that were granted in 2003 and 2004.

(2)
Amount represents the option price of the given grant.

(3)
This date represents the expiration date of the grant, which is 10 years from the initial grant date.

(4)
Shares represent the unvested restricted stock granted in 2005, 2006 and 2007.

(5)
Amount represents the restricted stock shares valued at the grant price.

(6)
Richard J. Senior resigned on January 14, 2008 at which time 100% of his Restricted Stock Awards were cancelled by the Compensation and Organizational Committee.

(7)
Joined the Company on October 17, 2007.

        The following table sets forth certain information with respect to the exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2007 for our Chief Executive Officer, Chief Financial Officer and our four other most highly compensated executive officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards(2)

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Brian S. Moore	—	$—	—	—

Fred L. Hite	—	$—	—	—

D. Darin Martin	—	$—	—	—

Michael W. Curtis	6,336	$74,939.69	—	—

John Hynes(1)	—	$—	—	—

Richard J. Senior(2)	56,895	$694,551.57	—	—

(1)
Joined the Company on October 17, 2007.

(2)
Resigned on January 14, 2008.

Pension Benefits

        Our named executive officers do not receive any pension benefits and as such we have excluded the Pensions Benefit Table.

Nonqualified Deferred Compensation

        The following table sets forth certain information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for our Chief Executive Officer, Chief Financial Officer and our four other most highly compensated executive officers.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE

Brian S. Moore	—	—	—	—	—

Fred L. Hite	—	—	—	—	—

D. Darin Martin	—	—	—	—	—

Michael W. Curtis	—	—	—	—	—

John Hynes	—	—	—	—	—

Richard J. Senior	—	—	—	—	—

  In fiscal year 2007, we did not enter into any agreements requiring nonqualified deferred compensation. We did enter into an employment agreement with John Hynes in January 2008 which includes potential future compensation upon termination. We also have existing employment agreements with Brian S. Moore, Fred L. Hite, as noted above, which include termination provisions having potential future compensation. According to the terms of the employment agreements, we are required to compensate the executives for a certain period following their termination if specific criteria are met, as noted below:

  •
  Brian S. Moore—If Mr. Moore's employment is terminated by us without "cause", or by Mr. Moore for "good reason" (which shall not including hiring of subordinates to fill some of such duties or responsibilities that is not cured by us within 30 days after Executive notifies the Board in writing of any such material reduction, or (ii) any material failure by the Company to comply with any of the material provisions of his Agreement that is not cured by us within 30 days after Executive notifies the Board in writing of any such material failure) during the employment term, then Mr. Moore will be entitled to continue to receive his base salary for twelve months after the date of such termination. He will also be entitled to receive a pro rata portion of his performance bonus (maximum of 100% of his annual salary) for the year in which such termination occurs. Based upon his current annual salary, the maximum payment is estimated at $1,000,000.

  •
  Fred L. Hite—If Mr. Hite's employment terminates in the event of the sale of the Company, he will be entitled to continue to receive his base salary for twelve months after the date of such termination and he will be entitled to receive an average of twelve months bonus. Based upon his current annual salary, the maximum payment is estimated at $540,000.

  •
  John Hynes—If Mr. Hynes' employment is terminated by us with less than twelve months prior notice, Mr. Hynes is entitled to receive a payment equal to his base salary and benefits for twelve months. Based upon his current annual salary, the maximum payment is estimated at £120,000 plus benefits.

  In addition to the employment agreements described above, we had an employment agreement with Richard J. Senior in 2007 which had the potential for future compensation upon termination. The agreement, which was terminated in conjunction with Mr. Senior's resignation in January 2008, entitled Mr. Senior to receive a payment equal to his base salary and benefits for twelve months, or the unexpired portion of the notice period, if less, if Mr. Senior's employment was terminated by us with less than twelve months prior notice. Mr. Senior's departure did not trigger any payments under this provision.

Potential Payments upon Termination or Change of Control

        Under certain types of terminations of employment (other than a termination following a change of control of the Company), severance benefits may be paid to the named executive officers. The severance benefits available only relate to executives with employment agreements: Brian S. Moore, Fred L. Hite, and John Hynes, as described in more detail above. The other named executive officers are not covered under a general severance plan and any severance benefits payable to them would be determined by the Compensation and Organizational Committee in its discretion.

        We also include a change of control provision within our Performance Based Restricted Stock Agreements stating that all executive officers would vest in accordance with the stock agreement. At the time of termination or a change of control, all vested stock options or performance based restricted stock are retained by the executive, and any unvested options or shares would be forfeited. The employment agreements do not include change of control provisions.

Other Awards

        We do not regularly provide additional awards, such as retention, sign-on or special recognition bonuses. During 2007, the Company did award discretionary task-related awards to Brian S. Moore, Fred L. Hite, Michael W. Curtis and D. Darin Martin.

Director Compensation

        The following table sets forth certain information with respect to compensation of our directors for services rendered in 2007.

	Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total

Frank Turner	$82,500	$32,220	—	—	—	—	$114,720

James S. Burns	$37,500	$24,004	—	—	—	—	$61,504

John S. Krelle(2)	$—	—	—	—	—	—	$—

Brian S. Moore	$—	—	—	—	—	—	$—

Francis T. Nusspickel	$50,000	$32,220	—	—	—	—	$82,220

Stephen B. Oresman	$40,000	$32,220	—	—	—	—	$72,220

Craig B. Reynolds(2)	$—	—	—	—	—	—	$—

(1)
The value of stock awards vested in 2007, expensed at grant date value. This includes restricted shares that vest ratably over a three year period.

(2)
Appointed to the Board of Directors on January 4, 2008.

Director Compensation.

        In fiscal year 2007 all non-employee directors who are not or were not otherwise affiliated with our Company received an annual cash payment of $25,000. The Chairman of the Board and the Chairman of the Audit Committee received additional cash compensation of $50,000 and $20,000, respectively. The Chairman of the other three committees received $5,000 additional cash compensation. Members of the Audit Committee each received additional $5,000 cash compensation while the members of the three remaining committees received additional $2,500 cash compensation. All directors were reimbursed for their out-of-pocket expenses incurred in connection with such services.

        On February 9, 2007, upon recommendation from the Compensation and Organizational Committee, the Board approved a grant of 3,700 shares of restricted stock to each of our non-employee directors pursuant to our Amended and Restated 2004 Equity Incentive Plan and Restricted Stock Agreements with each non-employee Director. The stock vests ratably over a three-year period, beginning on December 31, 2007. On January 14, 2008, upon recommendation from the Compensation and Organizational Committee, the Board approved a grant of 3,700 shares of restricted stock to each of the two individuals who became new non-employee directors in early January 2008. In making this grant determination, the Committee reviewed industry information including the internal director compensation study, which indicated that this increase in restricted shares would align the total compensation for directors to approximately 68% of the median of our Company's peer group.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation and Organizational Committee are Frank Turner, Francis T. Nusspickel and Stephen B. Oresman. The Board of Directors has determined that each of the members are independent directors as defined in Rule 303A of the NYSE listing standards, outside directors as such term is defined with respect to Section 162(m) of the Internal Revenue Code and non-employee directors under Section 16(b) of the Securities Exchange Act of 1934. None of the members has had a relationship requiring disclosure under SEC regulations, Item 404.

        None of our Committee members currently serve or have ever served as an officer of Symmetry Medical Inc.

        During the most recent fiscal year, there were no interlocking relationships between any of our executive officers and the Committee and the executive officers and the Compensation and Organizational Committee of any other companies, nor has any such interlocking relationship existed in the past.

Report of the Compensation and Organizational Committee
on Executive Compensation

        The following is the report of the Compensation and Organizational Committee of the Board of Directors with respect to our executive compensation.

        The Compensation and Organizational Committee has reviewed all components of compensation for our Chief Executive Officer, our Chief Financial Officer and our four named executive officers, including salary, bonus, equity and long-term incentive compensation, restricted stock, the dollar value to the executive and the cost to us for of all perquisites and other personal benefits, and the actual projected payout obligations under our severance and change-in-control scenarios.

        Furthermore, the Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) with management, and based on this review and discussion the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included herein.

The Compensation and Organizational Committee:
FRANK TURNER, Chairman STEPHEN B. ORESMAN, Member FRANCIS T. NUSSPICKEL, Member

Related Party Transactions

        It is our policy not to enter into any Related Party Transactions unless the Audit Committee or its Chairman, after having reviewed all the relevant facts and circumstances, determines that the transaction is in our best interest and in the best interest of our stockholders and approves the transaction in accordance with the guidelines set forth in our written Related Party Transactions Policy.

        The Related Party Transactions Policy covers any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships in the same fiscal year) in which we (including any of our subsidiaries) were, are or will be a participant and in which any Related Party has, had or will have a direct or indirect material interest.

        The Board has determined that it is the responsibility of the general manager or managing director at each facility to notify corporate management of any arrangements falling within the scope of this Policy. Corporate management is tasked with notifying the Audit Committee Chairman, who then reviews and approves all related party transactions. All transactions which exceed an aggregate amount of $60,000 in the same fiscal year are required to be reviewed and approved by the entire Audit Committee. The Audit Committee Chairman, in his discretion, may seek the approval of the entire Audit Committee to review any transactions. In reviewing and approving a related party transaction, or any material amendment thereto, the Chairman or Committee, as applicable, is required to: 1) satisfy itself that it has been fully informed as to the related party's relationship and interest and as to the material facts of the proposed related party transaction or the proposed material amendment to such transaction; and 2) determine, based on all relevant facts and circumstances, if the related party transaction is in the best interests of our Company and our stockholders.

Related-Party Transactions

        During the years ended December 29, 2007 and December 30, 2006, we purchased contract manufacturing services totaling $719,000 and $1,456,000, respectively, from ADS Precision Limited (ADS), a company controlled by a relative of the former general manager of our Sheffield, UK facility. The Audit Committee's investigation determined that ADS had participated in certain irregular transactions with our Sheffield, UK operating unit. These irregularities involved the sale and repurchase of inventory in connection with short-term financing to the unit. We have outstanding payables to ADS of $84,000 as of December 29, 2007.

        We also do business with Laser Engineering Inc. (LEI), a company owned by the principles of our subsidiaries Specialty Surgical Instruments, Inc. ("SSI") and UCA, LLC ("UCA"). Subsequent to August 31, 2007, the date of the SSI and UCA acquisition, we received approximately $84,000 of commissions from LEI for sales of product. All transactions were executed on an arms length basis, and we believe this relationship is not significant to our overall financial results.

Audit and Non-Audit Fees

        Audit and Non-Audit Fees.    The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 29, 2007 and December 30, 2006.

	2006	2007
	(In Thousands)
Audit Fees	$881	$1,809
Audit-Related Fees	—	—
Tax Fees	263	281
All Other Fees	—	—

	$1,144	$2,090

        Audit Fees:    consist of fees billed for professional services rendered for the audit of Symmetry Medical Inc.'s consolidated financial statements and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

        Tax Fees:    are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, expatriate tax services, and assistance with tax audits and appeals.

        Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor.    Consistent with SEC policies regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent auditors. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent auditors. The policy contemplates a general pre-approval for all audit, audit-related, tax and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent auditors, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance.

        Prior to engagement, the Audit Committee will pre-approve the following categories of services. These fees are budgeted, and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year, by category of service.

  1.
  Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other work required to be performed by the independent auditors to be able to form an opinion on our Consolidated Financial Statements. Such work includes, but is not limited to, comfort letters, and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

  2.
  Audit-related services are for services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Such services typically include but are not limited to, due diligence services pertaining to potential business acquisitions or dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as "audit services," statutory audits or financial audits for subsidiaries or affiliates, and assistance with understanding and implementing new accounting and financial reporting guidance.

  3.
  Tax services include all services performed by the independent auditors' tax personnel, except those services specifically related to the financial statements, and includes fees in the area of tax compliance, tax planning and tax advice.

Report of the Audit Committee

        As further discussed below, the Audit Committee of the Board of Directors reviews the Company's financial reporting process on behalf of the Board. The Audit Committee has sole authority to retain, set compensation and retention terms for, terminate, oversee and evaluate the work of the Company's independent auditors. The independent auditors report directly to the Audit Committee. The Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements set forth by the SEC and the NYSE, and that Francis T. Nusspickel, Stephen B. Oresman and James S. Burns each qualify as Audit Committee financial experts (as defined by the SEC).

        The Company's management is responsible for the Company's financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Ernst & Young LLP, the Company's firm of independent auditors, is responsible for expressing an opinion based on their audits of the consolidated financial statements. In accordance with its written charter, the Audit Committee assists the Board of Directors in its oversight of (i) the integrity of the Company's financial statements and the Company's financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company's independent public accounting firm and the performance of the Company's internal audit function, (iii) the Company's compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters and (v) risks that may have a significant impact on the Company's financial statements.

        Further, the Audit Committee reviews reports prepared by management on various matters including critical accounting policies and issues, material written communications between the independent auditors and management, significant changes in the Company's selection or application of accounting principles and significant changes to internal control procedures. It is not the duty or responsibility of the Audit Committee to conduct auditing and accounting reviews or procedures.

        In discharging its oversight responsibilities with respect to the audit process, the Audit Committee: (i) obtained from the independent public accounting firm a formal written statement describing all relationships between the independent public accounting firm and the Company that might bear on the independent public accounting firm's independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committee"; (ii) discussed with the independent auditing firm any relationships that may impact its objectivity and independence; and (iii) considered whether the non-audit services provided to the Company by Ernst & Young LLP are compatible with maintaining their independence. The Audit Committee also reviewed with the independent auditing firm their identification of audit risk, audit plans and audit scope, as well as all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standard No. 61, as amended, "Communications with Audit Committees".

        The Audit Committee discussed with management and its independent public auditors our annual audited financial statements and quarterly financial statements, including a review of the "Managements' Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Form 10-K and 10-Q filings, as well as the Company's earnings press releases and information related thereto.

        During fiscal year 2007, the Audit Committee held thirteen meetings, five of which were in person. During three such in person meetings, the Audit Committee met with representatives of the independent public accounting firm, both with management present and in private sessions without management present, to discuss the results of the audit and to solicit their evaluation of the Company's accounting principles, practices and judgments applied by management and the quality and adequacy of the Company's internal controls.

        In performing the above described functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company's management and independent public accounting firm, which, in their report, express an opinion on the conformity of the Company's annual financial statements to accounting principles generally accepted in the United States.

        Based upon the Audit Committee's discussion with the Company's management and Ernst & Young LLP and the Audit Committee's review of the representations of the Company's management and the report of the report of the independent public accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2007. The Audit Committee further recommended that the Board include the audited restated financial statements for the years ended December 31, 2005 and December 30, 2006 as well as restated financial information for each of the four quarterly periods in fiscal 2006 and the first two quarterly periods in fiscal 2007. Finally, the Audit Committee recommended that the Board include the restatement of selected financial data for fiscal years ended January 3, 2004, January 1, 2005, December 31, 2005 and December 30, 2006.

        The Audit Committee also approved, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company's independent auditor for the fiscal year 2008.

        This report is submitted by the Audit Committee.

The Audit Committee:
FRANCES T. NUSSPICKEL, Chairman
STEPHEN B. ORESMAN, Member
JAMES S. BURNS, Member

        Notwithstanding anything to the contrary set forth in any of our previous or future filings with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might "incorporate by reference" future or previous filings, including this proxy statement, in whole or in part, the previous "Report of the Compensation and Organizational Committee on Executive Compensation," and "Report of the Audit Committee" shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

        This proxy statement also includes references to our or the SEC's Web site addresses. These Web site addresses are intended to provide inactive, textual references only. The information on these Web sites is not part of this proxy statement.

Code of Business Conduct and Ethics

        Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have adopted a Code of Business Conduct and Ethics that applies to our senior executive officers and to all employees and directors and is available on our Web site www.symmetrymedical.com under the heading "Investor Relations" then "Corporate Governance" or by writing to Fred L. Hite, Senior Vice President, Chief Financial Officer and Secretary at Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582 and requesting a copy. We also intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendments to or waivers of a provision of the codes by posting such information on our Web site, unless a Form 8-K is otherwise required by applicable SEC or NYSE rules.

Proposal No. 1
Election of Directors

        We have three classes of directors and each class is to be as equal as possible in number. One class is to be elected at each Annual Meeting of Stockholders. During 2007, there were two Class I directorships, one Class II directorship and two Class III directorships. Consistent with the bylaws, the Board of Directors has the discretion to increase the number of directors by a 2/3 affirmative vote. The Board of Directors on January 4, 2008 made the decision to increase the number of director positions from five to seven. Currently, there are three Class I directorships, two Class II directorships and two Class III directorships.

        At the 2008 Annual Meeting, the terms of the Class III Directors will expire. Our stockholders are being asked to vote to elect two directors to Class III to serve for a three year term expiring in 2011.

        The nominees for director have consented to serve, if elected, and we have no reason to believe that the nominees will be unable to serve. Should any nominee become unavailable for any reason, proxies may be voted for an alternate candidate chosen by the Board. The two nominees for Class III Directors receiving the greatest number of votes will be elected as Directors.

        We will vote your shares as you specify on the enclosed proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for us to substitute another person for any of the nominees, we will vote your shares FOR that other person.

        If you wish your shares voted for some but not all of the nominees, or if you wish to withhold your vote from some but not all of the nominees, you may so indicate on the proxy card. Proxies cannot be voted for a greater number of persons than the number of nominees named.

        Our Board of Directors has nominated, upon recommendations from the Governance and Nominating Committee, the persons named below for election as Class III Directors. Following is the age, principal occupation during the past five years, and certain other information of each nominee.

Director Nominee—Class III

        BRIAN S. MOORE has been President, Chief Executive Officer and a director since our acquisition of Mettis (UK) Limited ("Mettis") in June 2003. From April 1999 to June 2003, Mr. Moore served as the Chief Executive Officer of Mettis Group Limited, the parent company of Mettis. From April 1994 to March 1999, Mr. Moore held various positions with EIS Group plc, including Chairman of the Aircraft and Precision Engineering Division, and from 1987 to 1999, Mr. Moore served as Chief Executive Officer of AB Precision (Poole) Limited. Prior thereto, Mr. Moore served in various management positions at Vanderhoff plc, Land Rover Vehicles, Bass Brewing and Prudential Insurance, and as the Financial Director for a subsidiary of GEC Ltd. (UK). Mr. Moore has qualified as a Graduate Mechanical Engineer by the Institution of Mechanical Engineers (the qualifying body for mechanical engineers in the UK) and as an Accountant with the UK Chartered Institute of Management Accountants.

        FRANCIS T. NUSSPICKEL has served as a director and member of the Board's Audit Committee since the completion of our initial public offering in December 2004. Mr. Nusspickel is the current chairman of the Audit Committee. Mr. Nusspickel also served as a member of the Governance and Nominating Committee from 2004 through 2006, at which time he resigned to accept positions on the Compensation and Organizational and Finance and Systems Committees. Mr. Nusspickel is a retired audit partner of Arthur Andersen LLP. Mr. Nusspickel spent the majority of his 35 years of public accounting expertise in Arthur Andersen's Transportation Industry Group and was the worldwide Industry Head for the Ocean Shipping Segment. Mr. Nusspickel is a certified public accountant and from 2004 to 2007 served as Chairman of the Professional Ethics Committee of the New York State

Society of Certified Public Accountants. Mr. Nusspickel was a former member of the Council of the American Institute of Certified Public Accountants and a former President of the New York State Society of Certified Public Accountants. Mr. Nusspickel serves as a director for Tsakos Energy Navigation Limited. Mr. Nusspickel received his B.B.A. from Manhattan College.

The Board of Directors recommends a vote FOR the proposed election of the
Class III Director nominees described in this proxy statement.

Proposal No. 2
Ratification of the Appointment of Independent Auditors

        In accordance with the provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee has appointed Ernst & Young, LLP as our independent auditors to conduct our annual audit for the year 2008, and, although not legally required but in accordance with established policy, we are submitting this appointment to stockholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, we anticipate that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year. However, any such vote would be considered in connection with the auditors' appointment for 2009.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young, LLP as independent auditors for 2008.

Other Matters

        We do not intend to bring any other matters before the Annual Meeting, nor are we aware of any other matters that are to be properly presented to the Annual Meeting by others. In the event that other matters do properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the Proxy to vote such Proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors
/s/ FRANK TURNER
Chairman of the Board
April 25, 2008

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DESIGNATION (IF ANY)
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.  ☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold
01 - Brian S. Moore, Class III	☐	☐

02 - Francis T. Nusspickel, Class III	☐	☐

	For	Against	Abstain
2. Ratification of appointment of Ernst & Young LLP as independent auditors.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Symmetry Medical Inc.

Solicited on Behalf of the Board of Directors

ANNUAL MEETING OF SHAREHOLDERS — MAY 22, 2008 — 8:00 a.m. EDT

Residence Inn

181 Faunce Corner Road

North Dartmouth, Massachusetts

The undersigned, revoking all prior proxies, hereby appoints Francis T. Nusspickel and Brian S. Moore or either of them, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Symmetry Medical Inc. held of record by the undersigned on April 11, 2008, at the Annual Meeting of Shareholders to be held on May 22, 2008, or any adjournment or postponement thereof.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any amendments or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If no direction is given, this proxy will be voted FOR all proposals.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To be Held on May 22, 2008
Governance of the Company
Information on Directors and Executive Officers
Security Ownership of Certain Beneficial Owners
Executive Compensation
Summary Compensation Table
Grants of Plan-Based Award
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation
Report of the Compensation and Organizational Committee on Executive Compensation
Related Party Transactions
Audit and Non-Audit Fees
Report of the Audit Committee
Code of Business Conduct and Ethics
Proposal No. 1 Election of Directors
Proposal No. 2 Ratification of the Appointment of Independent Auditors
Other Matters